Filed Pursuant to Rule 424(b)(3)
Registration No. 333-169945

PROSPECTUS

5,790,746 Shares of Common Stock

This prospectus may be used only in connection with the resale, from time to time, of 3,872,224 shares of our common stock, $0.01 par value per share, that may be acquired by the selling stockholders and their respective pledgees, donees, transferees or other successors in interest upon conversion of outstanding convertible notes, 1,918,522 shares of our common stock that may be acquired by the selling stockholders and their respective pledgees, donees, transferees or other successors in interest upon exercise of warrants issued to the holders of the convertible notes.

We are filing the registration statement of which this prospectus is a part at this time to fulfill contractual obligations to do so, which we undertook at the time of the original issuance of the convertible notes and warrants described in this prospectus. We will not receive any of the proceeds from the sale of the common stock by the selling stockholders.

We have agreed to pay certain expenses in connection with the registration of the shares and to indemnify the selling stockholders against certain liabilities. The selling stockholders will pay all underwriting discounts and selling commissions, if any, in connection with the sale of the shares.

The selling stockholders and their respective pledgees, donees, transferees or other successors in interest may offer the shares covered by this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or negotiated prices, in negotiated transactions, or in trading markets for our common stock. Additional information on the selling stockholders, and the times and manner in which they may offer and sell shares of our common stock under this prospectus, is provided under “Selling Stockholders” and “Plan of Distribution” in this prospectus.

Our common stock is quoted on the Nasdaq Capital Market under the symbol “DSTI.” On December 22, 2010, the last reported sale price of our common stock was $1.68 per share.

Investing in our common stock involves certain risks. See “Risk Factors” beginning on page 3 of this prospectus for the risks that you should consider. You should read this entire prospectus carefully before you make your investment decision.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is January 25, 2011

ABOUT THIS PROSPECTUS

Unless the context otherwise requires, all references to “we,” “us,” “our,” “our company,” or “the Company” in this prospectus refer to DayStar Technologies, Inc. a Delaware corporation and its predecessor entities, considered as a single enterprise.

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. For further information, please see the section of this prospectus entitled “Where You Can Obtain Additional Information.” The selling stockholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should not assume that the information appearing in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or any sale of a security. Our business, financial condition, results of operations, and prospects may have changed since those dates.

We obtained statistical data, market data, and other industry data and forecasts used throughout this prospectus from market research, publicly available information, and industry publications. Industry publications generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy and completeness of the information. Similarly, while we believe that the statistical data, industry data, and forecasts and market research are reliable, we have not independently verified the data, and we do not make any representation as to the accuracy of the information. We have not sought the consent of the sources to refer to their reports appearing in this prospectus.

This prospectus contains trademarks, tradenames, service marks, and service names of DayStar Technologies, Inc.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus, including those incorporated by reference herein, contain forward-looking statements and information within the meaning of the securities laws, which involve risks and uncertainties. Forward-looking statements provide our current expectations and forecasts about future events, and include statements regarding our future results of operations and financial position, business strategy, budgets, projected costs, plans and objectives of management for future operations. The words “may,” “continue,” “estimate,” “intend,” “plan,” “will,” “believe,” “project,” “expect,” “anticipate” and similar expressions may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking.

These forward-looking statements include, among other things, statements about:

•	The competitive and rapidly-evolving nature of our industry;

•	The potential effect of competing products on our business;

•	Our ability to obtain capital, use internally generated cash or debt, or use shares of our common stock to finance future growth strategies;

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•	Estimates regarding our capital requirements, and anticipated timing of the need for additional funds;

•	The condition of the financial markets; and

•	The current economic downturn.

Any or all of our forward-looking statements may turn out to be inaccurate. There are a number of important factors that could cause our actual results to differ materially from those indicated by these forward-looking statements. These important factors include the factors that we identify in the documents we incorporate by reference in this prospectus, as well as other information we include or incorporate by reference in this prospectus. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Forward-looking statements may be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties, including the risks, uncertainties and assumptions described in the “Risk Factors” section of this prospectus beginning on page 3. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances contained in this prospectus may not occur as contemplated, and actual results could differ materially from those anticipated or implied by the forward-looking statements.

You should read this prospectus with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in this prospectus by these cautionary statements.

In addition, our past results are not necessarily indicative of our future results. We discuss these and other uncertainties in the “Risk Factors” section of this prospectus beginning on page 3. Unless required by law, we undertake no obligation to publicly update or revise any forward-looking statements to reflect new information, future events or otherwise.

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PROSPECTUS SUMMARY

This summary contains basic information about us. Because this is a summary, it may not contain all the information that may be important to you. You should read the entire prospectus, including the section entitled “Risk Factors.”

About DayStar

We have developed a proprietary thin film deposition technology for solar photovoltaic (“PV”) products. We utilize a proprietary one-step sputter deposition process and have manufactured a commercial scale deposition tool to apply high-efficiency copper indium gallium diselenide (“CIGS”) material over large area glass substrates in a continuous fashion. We intend to integrate this tool with commercially available thin film manufacturing equipment, which will provide us with a critically differentiated manufacturing process to produce low-cost monolithically integrated, CIGS-on-glass modules that address the grid-tied, ground-based PV market. We are pursuing a strategy to commercialize and manufacture our CIGS modules offshore and are in discussions with potential partners to implement this strategy.

We believe this proprietary deposition process, when operated at an annual capacity of approximately 100 megawatts, will enable us to achieve a total module manufacturing cost of less than $1.00 per watt. This cost would be competitive with the lowest in the solar PV industry. Using this approach, we have achieved greater than 15% cell efficiencies over large areas (100 square centimeters) on CIGS PV devices, and we believe that this approach will enable us to reach module efficiencies greater than 13%.

To facilitate our entry into the addressable solar PV market, we have entered into a contract with Blitzstrom GmbH, one of the world’s leading thin film solar PV integrators that commits Blitzstrom to purchase a minimum of 50% of our production through 2011, subject to these products meeting defined performance criteria. We have also signed a Letter of Intent with juwi Solar, which is interested in purchasing up to 25% of our production through 2011. It is unlikely that we will be able to produce significant product prior to the end of 2011.

We initiated construction of our first module production line at a facility in Newark, California. In July 2010, the landlord of the Newark facility notified us that it had terminated our lease for the facility due to our failure to pay required rent. In connection with the lease termination, the landlord obtained a judgment for possession. As of August 30, 2010, we have moved our equipment and personnel to a new facility in Milpitas, California.

Recently, we have been funding our operations through a series of secured bridge loans. To date, we have borrowed an aggregate principal amount of $5,255,000 under these loans. In connection with these loans, we granted security interests to the lenders in all of assets, including our intellectual property. Principal and unpaid interest under these loans is convertible at the option of the holder into shares of common stock. As part of this bridge loan financing, beginning in September 2009, we entered into a series of agreements with our Chairman, Mr. Peter Alan Lacey in which Mr. Lacey has provided us $3.1 million in funding in exchange for secured convertible promissory notes and warrants.

On April 29, 2010, we entered into an Omnibus Agreement with Dynamic Worldwide Solar Energy, LLC (“Dynamic”) in which Dynamic provided a bridge loan of $650,000. In addition to the bridge loan facility, the Omnibus Agreement included an Equipment Loan commitment whereby Bighorn Capital, Inc., an affiliate of Dynamic agreed to use its best efforts to secure an equipment loan for us which would allow us to take possession of the production equipment required for our initial production line and working capital. The final component of the Omnibus Agreement called for the contribution by Dynamic of the contracts for a solar generation power project to DayStar in exchange for shares of our common stock. Dynamic did not offer to assign such contract within the time period required by the Omnibus Agreement.

We will require immediate and substantial additional funds beyond our current cash on hand in order to continue operations and to commercialize our product. In order to address our immediate financial needs, we have engaged financial advisors to seek long-term strategic investments and partnerships. To date, we have been unable to raise substantial additional capital or complete an agreement with an investor or strategic partner. Although we continue to seek strategic investors or partners, in light of our current cash position, we may in the near term be forced to cease or further curtail operations. An inability to raise additional funding in the very near term may cause us to file a voluntary petition for reorganization under the United States Bankruptcy Code, liquidate assets, and/or pursue other such actions that could adversely affect future operations. A wide variety of factors relating to the Company and external conditions could adversely affect our ability to secure additional funding necessary to continue operations and the terms of any funding that we secure.

The Offering

Common stock offered	5,790,746 shares
Use of proceeds

3,872,224 of the shares offered hereby may be acquired by the selling stockholders upon conversion of outstanding convertible notes and 1,918,522 of the shares offered hereby may be acquired by the selling stockholders upon exercise of outstanding warrants. See “Description of Transactions.” We will not receive any proceeds from the resale of any of the shares offered hereby.

Nasdaq Capital Market symbol	DSTI
Risk factors	You should consider carefully the information set forth in the section entitled “Risk Factors,” beginning on page 3 of this prospectus, in deciding whether or not to invest in our common stock.
Plan of Distribution	The selling stockholders and their respective pledgees, donees, transferees or other successors in interest may offer the shares covered by this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or negotiated prices, in negotiated transactions, or in trading markets for our common stock. See the section of this prospectus entitled “Plan of Distribution” for a complete description of the manner in which the shares registered hereby may be distributed.

RISK FACTORS

You should carefully consider the risks described below before making an investment decision. The risks described below are not the only ones facing our company. Additional risks not currently known to us or that we currently believe are immaterial may also impair our business operations financial results. Our business, financial condition or results of operations could be harmed by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. In assessing these risks, you should also refer to the other information contained or incorporated in this prospectus, including our consolidated financial statements and related notes.

Risks Related to Our Financial Position

In order to continue operations, we require immediate and substantial additional capital beyond our current cash on hand.

In order to continue operations, including development and commercialization efforts, we require immediate and substantial additional capital beyond our current cash on hand. To date, we have been unable to raise significant additional capital or complete an agreement with an investor or strategic partner. Although we continue to seek strategic investors or partners, in light of our current cash position, we implemented a significant reduction in our workforce during 2009 and 2010 and may in the near term be forced to cease or further curtail operations. An inability to raise additional funding in the very near term may cause us to file a voluntary petition for reorganization under the United States Bankruptcy Code, liquidate assets, and/or pursue other such actions that could adversely affect future operations and increase the likelihood that our stockholders could face the loss of all or a substantial part of their equity investment.

If we do not raise sufficient funds, we could be forced to cease operations and potentially file a petition for reorganization or liquidation under the United States Bankruptcy Code, likely resulting in a complete loss of your investment.

We require immediate and substantial capital in order to continue our operations. As of September 30, 2010, we had outstanding liabilities of $19.9 million and our cash on hand was $187,000. In addition, we need substantial additional capital in order to commercialize our products. If we do successfully raise additional capital, the terms may be onerous and cause significant dilution to existing stockholders. If we do not raise sufficient capital, we might be forced to file for bankruptcy in the future or otherwise cease operations. If we file for bankruptcy or otherwise cease operations, you could lose your entire investment.

Our independent auditor’s report expresses doubt about our ability to continue as a going concern, which may make it more difficult and expensive for us to raise additional capital.

The report of our independent registered public accounting firm relating to our financial statements as of December 31, 2009 and for the year then ended, stated that there is substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern is dependent upon our ability to take advantage of raising capital through securities offerings, debt financing, or partnerships. Management is focusing on raising capital through any one or more of these options. Such opinion from our outside auditors may make it more difficult and expensive to for us to raise additional capital. If we are unable to obtain such financing we may not be able to continue our operations, which would have an adverse effect on our stock price and significantly impair our prospects. There can be no assurance that any of management’s plans will be successfully implemented.

All of our assets are currently pledged to our secured lenders under the terms of our secured loans.

We have granted certain secured lenders first priority security interests in all of our assets. If we are unable to repay these loans and have the security interests released, these assets will be first used to satisfy our obligations to our secured lenders and any remaining value in the assets will be available for our unsecured creditors and, after they are fully paid, our equity holders. In addition, our secured loans are due in full on January 22, 2011. If we are not able to refinance these loans or repay them in full by that date, our creditors could force us into bankruptcy.

Risks Relating to Our Business

We have incurred net losses since our inception and anticipate continued net losses as we execute our commercialization plan.

Since our inception, we have incurred net losses, including net losses of $25.8 million for the nine months ended September 30, 2010, and $25.0 million for the year ended December 31, 2009, and have incurred negative cash flows from operations. As a result of ongoing losses, we had an accumulated deficit of approximately $147.8 million and $122.0 million as of September 30, 2010 and December 31, 2009, respectively. We expect to continue to incur significant losses as we enter commercialization and may never achieve or maintain profitability. We expect to continue to make significant capital expenditures and anticipate that our expenses will increase to the extent we continue to develop and commercialize our manufacturing technologies, establish our sales and distribution network, implement internal systems and infrastructure and hire additional personnel.

As we do not expect to become profitable until after we commercialize and achieve significant sales of our products, if ever, we will be unable to satisfy our obligations solely from cash generated from operations. If, for any reason, we are unable to make required payments under our obligations, one or more of our creditors may take action to collect their debts. If we continue to incur substantial losses and are unable to secure additional financing, we could be forced to discontinue or further curtail our business operations; sell assets at unfavorable prices; refinance existing debt obligations on terms unfavorable to us; or merge, consolidate or combine with a company with greater financial resources in a transaction that may be unfavorable to us.

Reduced growth in or the reduction, elimination or expiration of government subsidies, economic incentives and other support for on-grid solar electricity applications could reduce demand for our solar modules, and adversely impact our operating results.

We believe that the near-term growth of the market for on-grid applications, where solar energy is used to supplement the electricity a consumer purchases from the utility network, depends significantly on the availability and size of government subsidies and economic incentives. Federal, state and local governmental bodies in many countries, most notably Germany, Italy, Spain, France, the United States, Canada, China, India, Australia, Greece and Portugal have provided subsidies in the form of feed-in tariffs, rebates, tax incentives and other incentives to end-users, distributors, systems integrators and manufacturers of photovoltaic products. Many of these jurisdictions, including the majority of U.S. states and numerous European Union countries, have adopted renewable portfolio standards in which the government requires jurisdictions or regulated utilities to supply a portion of their total electricity from specified sources of renewable energy, such as solar, wind and hydroelectric power. Many of these government incentives expire, phase out over time, require renewal by the applicable authority or may be amended. A summary of recent developments in some of the major government subsidy programs follows. We expect the feed-in tariff in Germany and certain other core markets to be reduced earlier than previously expected, and such reductions could reduce demand and/or price levels for our solar modules.

German feed-in tariffs have been adjusted earlier than previously expected, and the downwards adjustment could reduce demand for our solar modules. Currently, our initial customers are in Germany and thus recent changes to German feed-in tariffs could significantly impact the demand for our solar modules and the results of our future operations. A reduction in the PV feed-in tariff is has been ordered and will come into effect in the first quarter of 2011. The amount of the FiT reductions are expected to vary among roof-mounted applications, non-agricultural land free field applications and agricultural land free field applications. Overall, reductions in the German feed-in tariffs, including any potential further reductions, could result in a significant decline in demand and price levels for photovoltaic products in Germany, which could have a material adverse effect on our business, financial condition or results of operations.

Existing regulations and policies and changes to these regulations and policies may present technical, regulatory and economic barriers to the purchase and use of solar PV products, which may significantly reduce demand for our solar modules.

The market for electricity generation products is heavily influenced by foreign, federal, state and local government regulations and policies concerning the electric utility industry, as well as policies promulgated by electric utilities. These regulations and policies often relate to electricity pricing and technical interconnection of customer-owned electricity generation. In the United States and in a number of other countries, these regulations and policies have been modified in the past and may be modified again in the future. These regulations and policies could deter end-user purchases of photovoltaic products and investment in the research and development of photovoltaic technology. For example, without a mandated regulatory exception for photovoltaic systems, utility customers are often charged interconnection or standby fees for putting distributed power generation on the electric utility grid. If these interconnection standby fees were applicable to PV systems, it is likely that they would increase the cost to our end-users of using PV systems which could make them less desirable, thereby harming our business, prospects, results of operations and financial condition. In addition, electricity generated by PV systems competes with expensive peak hour electricity, rather than the less expensive average price of electricity. Modifications to the peak hour pricing policies of utilities, such as to a flat rate for all times of the day, would require PV systems to achieve lower prices in order to compete with the price of electricity from other sources.

An increase in interest rates or lending rates or tightening of the supply of capital in the global financial markets could make it difficult for end-users to finance the cost of a PV system and could reduce the demand for our solar modules and/or lead to a reduction in the average selling price for photovoltaic modules.

Many potential end-users of our products depend on debt financing to fund the initial capital expenditure required to purchase and install a PV system. As a result, an increase in interest rates or lending rates could make it difficult for our end-users to secure the financing necessary to purchase and install a PV system on favorable terms, or at all and thus lower demand for our solar modules. Due to the overall economic outlook, our end-users may change their decision or change the timing of their decision to purchase and install a PV system. In addition, we believe that a significant percentage of our potential end-users install PV systems as an investment, funding the initial capital expenditure through a combination of equity and debt. An increase in interest rates and/or lending rates could lower an investor’s return on investment in a PV system, or make alternative investments more attractive relative to PV systems, and, in each case, could cause these end-users to seek alternative investments. A reduction in the supply of project debt financing or tax equity investments could reduce the number of solar projects that receive financing and thus lower demand for solar modules.

We are a development company, have not generated any revenue from operations and currently have no commercial products.

We have not generated any revenue from operations and currently have no commercial products. Commercializing our products depends on a number of factors, including the following:

•	successfully scaling up and implementing our first commercial-scale CIGS sputter deposition tool;

•	successfully entering into agreements with potential partners and contract manufacturers; and

•	completing, refining and managing our supply chain and distribution channel.

The completion of these tasks as necessary to commence commercialization will require significant additional funding. In addition, our technology uses our proprietary deposition process, and there may be technical barriers to the development of our products and processes. Development of tools and our manufacturing processes may not succeed or may be significantly delayed. Our products will be produced through a manufacturing process that we have not yet constructed or tested on a commercial scale. If we fail to successfully develop our thin film manufacturing process or incur significant delays in development, we will be unable to commercialize our products. This would materially and adversely affect our business and financial condition. If adequate funds are not available, we may have to delay development or commercialization of our products or cease operations. Any of these factors could harm our business and financial condition.

Our products have never been sold on a commercial basis, and we do not know whether they will be accepted by the market.

Our products, if developed, may not achieve market acceptance. The development of a successful market for our proposed products and our ability to sell our products at a lower cost per watt than our competition may be adversely affected by a number of factors, many of which are beyond our control, including the following:

•	our failure to produce solar PV modules that compete favorably against other solar modules on the basis of price, quality, performance and warranted lifetime;

•	competition from conventional energy sources and alternative distributed generation technologies, such as wind energy;

•	our failure to develop and maintain successful relationships with distributors, system integrators and other resellers, as well as strategic partners;

•	the failure of system integrators to build projects suited for the type of solar PV modules we intend to produce;

•	our products may experience problems with product quality or performance; and

•	our ability to achieve solar PV module certification requirements.

The failure of our proposed products to gain market acceptance would materially and adversely affect our business and financial condition.

We have no experience manufacturing CIGS solar PV products on a commercial scale.

To date, we have focused primarily on research, development and small-scale manufacturing. As a company, we have no experience manufacturing any product on a commercial scale. We have internally developed the necessary sputtering capabilities and built a prototype and commercial scale tool for the deposition of the CIGS material in our manufacturing process. Failure to integrate this tool into the manufacturing process and to scale up our proprietary deposition tool would materially and adversely affect our business and financial condition.

We may not reach profitability if PV technology is not suitable for widespread adoption or sufficient demand for solar PV modules does not develop or develops slower than we anticipate.

The solar energy market is at a relatively early stage of development and the extent to which solar PV modules will be widely adopted is uncertain. If our CIGS solar PV products prove unsuitable for widespread adoption or demand for our CIGS solar PV products fails to develop sufficiently, we may be unable to grow our business or generate sufficient revenue from operations to reach profitability. In addition, demand for solar modules in our targeted markets may not develop or may develop to a lesser extent than we anticipate. Many factors may affect the viability of widespread adoption of solar PV technology and demand for our CIGS solar PV products, including the following:

•	performance and reliability of solar modules and thin film technology compared with conventional and other non-solar renewable energy sources and products;

•	cost-effectiveness of solar modules compared with conventional and other non-solar renewable energy sources and products;

•	availability of government subsidies and incentives to support the development of the solar PV industry;

•	success of other renewable energy generation technologies, such as hydroelectric, wind, geothermal, solar thermal, concentrated PV and biomass;

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fluctuations in economic and market conditions that affect the viability of conventional and non-solar renewable energy sources, such as increases or decreases in the price of oil and other fossil fuel;

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fluctuations in capital expenditures by end-users of solar modules, which tend to decrease in slower economic environments, periods of rising interest rates, or a tightening of the supply of capital; and

•	deregulation of the electric power industry and the broader energy industry.

Furthermore, many solar PV cell and module manufacturers are growing and the market could reach a point where supply exceeds demand. As a result, we may be unable to sell our products at attractive prices, or for a profit.

The failure to achieve target yields, product qualities or target costs of our CIGS solar PV products could materially and adversely affect our business and financial condition.

We may not be able to achieve our desired manufacturing yields, product qualities and cost targets for our CIGS solar PV products, which could prevent us from becoming profitable. If we cannot achieve our targeted production yields and unit costs or if we experience difficulties in our manufacturing process, such as capacity constraints, quality control problems or other disruptions, we may not be able to manufacture our products at acceptable costs, which would eliminate our ability effectively to enter the market. If we cannot reduce our costs through economies of scale, improvements in manufacturing processes and engineering design, or technology maturation, our business and financial condition could be materially and adversely harmed. In addition, we will need to ensure our solar PV module products will receive certain industry certifications. Failure to receive these certifications will harm our financial condition and limit our ability to market and sell our product.

We depend on one customer, Blitzstrom GmbH, for a substantial percentage of our anticipated future revenue.

Our contract with Blitzstrom GmbH, or Blitzstrom, currently expires in 2011. We anticipate that a substantial percentage of our future revenue will be derived under this contract with Blitzstrom, however there is no guarantee that Blitzstrom will agree to extend this contract and purchase any product after 2011. Moreover, it is unlikely that we will be able to produce substantial amounts of product prior to the current expiration of this contract. We will be vulnerable to a substantial decline in anticipated revenue if we lose Blitzstrom as a customer for any reason or if Blitzstrom were to reduce, delay or cancel its orders for any reason, or not extend the current contract. Any such events could have a material adverse effect on our business and financial condition. Any loss of business with Blitzstrom will be particularly damaging unless we are able to diversify our customer base and substantially expand sales to other customers.

The failure to manage our anticipated growth effectively could materially and adversely affect our business and financial condition.

The commercialization of our technology will place a significant strain on our managerial, financial and personnel resources. To reach our goals, we must successfully recruit, train, and manage new employees; develop our manufacturing capabilities; integrate new management and employees into our overall operations; and establish improved financial and accounting systems, controls and reporting systems. We will be competing with other solar, semiconductor and display manufacturers for individuals with this expertise. If we fail to manage the expansion of our business effectively, it could materially and adversely affect our business and financial condition.

Our management team has limited experience working together and its failure to work together effectively could materially and adversely affect our business and financial condition.

Our executive officers and key employees have worked together for a limited period of time. If our management team cannot successfully work together or fails to develop a thorough understanding of our business on a timely basis, it could materially and adversely affect our business and financial condition. Further, we intend to transition from a development company to a revenue generating company by building a manufacturing line or securing a manufacturing partner and commercializing our product. Our future success depends on our management team’s ability to establish a manufacturing line or secure a manufacturing partner and commercialize our product. If we cannot do so, we will be unable to expand our business, decrease our cost per watt, establish and maintain our competitive position, satisfy our contractual obligations or reach profitability.

If we lose key personnel, or are unable to attract and retain necessary talent, we may be unable to develop or commercialize our products under development.

We are highly dependent on Mr. Magnus Ryde, our Chief Executive Officer, and Mr. Robert Weiss, our Chief Technology Officer. Mr. Ryde has over 25 years of experience in the semiconductor industry. Mr. Weiss has over 25 years of experience in thin film technology development and manufacturing. In the case of the loss of either of these key executives, we may be unable to find a suitable replacement with comparable knowledge or experience.

In addition, our future success will depend, in part, upon our ability to attract and retain highly skilled employees, including management, technical and sales personnel. Competition for such skilled personnel is intense, and the loss of services of a number of key individuals, or our inability to hire new personnel with the requisite skill sets, could materially harm our business and results of operations. These issues would be magnified if any of our key personnel went to work for competitors. In addition, we may not be able to successfully assimilate these employees or hire qualified personnel to replace them.

If we are unable to adequately protect our intellectual property, our competitors and other third parties could produce products based on our intellectual property, which would substantially impair our ability to compete.

Our success and ability to compete depends in part upon our ability to maintain the proprietary nature of our technologies. We rely on a combination of patent, trade secret, copyright and trademark law and license agreements, as well as employee and third party confidentiality agreements, to protect our intellectual property. These legal means, however, afford only limited protection and may not be adequate to protect our intellectual property rights. We cannot be certain that we were the first creator of inventions covered by pending patent applications or the first to file patent applications on these inventions. In addition, we cannot be certain that any of our pending patent applications will issue. The United States Patent and Trademark Office or other foreign patent and trademark offices may deny or significantly narrow claims made under our patent applications and, even if issued, these patents may be successfully challenged, designed around, or otherwise not provide us with commercial protection.

In the future, we may need to assert claims of infringement against third parties to protect our intellectual property. Regardless of the final outcome, any litigation to enforce our intellectual property rights in patents, copyrights or trademarks could be highly unpredictable and result in substantial costs and diversion of resources, which could have a material adverse effect on our business and financial condition In the event of an adverse judgment, a court could hold that some or all of our asserted intellectual property rights are not infringed or are invalid or unenforceable and could award attorneys’ fees to the other party.

We may become subject to claims of infringement or misappropriation of the intellectual property rights of others, which could prohibit us from selling our product offerings, require us to obtain licenses from third parties to develop non-infringing alternatives and subject us to substantial monetary damages and injunctive relief.

The solar PV industry is characterized by the existence of a large number of patents that could result in frequent litigation based on allegations of patent infringement. We are aware of numerous patents issued and patents pending to third parties that may relate to current and future generations of solar energy. The owners of these patents may assert that the manufacture, use, import, or sale of any product we develop infringes one or more claims of their patents. Moreover, because patent applications can take many years to issue, there may be currently pending applications, unknown to us, which may later result in issued patents that materially and adversely affect our business. Third parties could also assert infringement or misappropriation claims against us with respect to any of our future product offerings. Whether or not such claims are valid, we cannot be certain that we have not infringed the intellectual property rights of such third parties. Any infringement or misappropriation claim could result in significant costs, substantial damages and our inability to manufacture, market or sell any of our product offerings that are found to infringe. Even if we were to prevail in any such action, the litigation could result in substantial cost and diversion of resources that could materially and adversely affect our business. If a court determined, or if we independently discovered, that our product offerings violated third-party proprietary rights, there can be no assurance that we would be able to re-engineer our product offerings to avoid those rights or obtain a license under those rights on commercially reasonable terms, if at all. As a result, we could be prohibited from selling products that are found to infringe upon the rights of others. Even if obtaining a license were feasible, it may be costly and time-consuming. A court could also enter orders that temporarily, preliminarily or permanently enjoin us from making, using, selling, offering to sell or importing our CIGS solar PV products or other future products, if any, or could enter orders mandating that we undertake certain remedial activities. Further, a court could order us to pay compensatory damages for such infringement, plus prejudgment interest, and could in addition treble the compensatory damages and award attorneys’ fees. These damages could materially and adversely affect our business and financial condition.

The PV industry is highly competitive and subject to rapid technological change, and our success will depend on our ability to develop and market a lower cost, higher performance product.

The target markets for the products we are developing are highly competitive and subject to rapid technological change. Our success depends, in part, upon our ability to maintain a competitive position in the development of CIGS solar PV products and technologies. Our competition consists of major international energy and chemical companies, such as Q-Cells, specialized electronics firms, such as Sharp Corporation, and other thin film PV manufacturers, such as First Solar, Inc. Many of our competitors are more established, benefit from greater market recognition and have substantially greater financial, development, manufacturing and marketing resources than we do. There are competitors with thin film products, including those based on CIGS technology, that have already entered commercial production. If a commercial equipment manufacturer were to develop a sputtering tool that was competitive with our proprietary sputtering tool, it could offer this tool to our competitors which would harm our competitive position. In addition, there are a variety of competing technologies currently in the market and under development, any one of which could achieve manufacturing costs per watt lower than our manufacturing technology. Failure to get to market with the most cost-competitive product before our competitors could materially and adversely affect our business and financial condition.

Environmental obligations and liabilities could have a substantial negative impact on our financial condition, cash flows and profitability.

Our operations involve the use, handling, generation, processing, storage, transportation and disposal of hazardous materials and are subject to extensive environmental laws and regulations at the national, state, local and international level. These environmental laws and regulations include those governing the discharge of pollutants into the air and water, the use, management and disposal of hazardous materials and wastes, the cleanup of contaminated sites and occupational health and safety. Compliance with current or future environmental and safety laws and regulations could restrict our ability to expand our facilities, impair our research, development or production efforts, or require us to incur significant costs and capital expenditures. In addition, violations of, or liabilities under, environmental laws or permits may result in restrictions being imposed on our operating activities or in our being subjected to substantial fines, penalties, civil and criminal sanctions, third party property damage or personal injury claims, investigation or remediation costs or other costs. Violations of environmental laws or regulations could occur in the future as a result of the inability to obtain permits, human error, accident, equipment failure or other causes. While we believe we are currently in substantial compliance with applicable environmental requirements, future developments such as more aggressive enforcement policies, the implementation of new, more stringent laws and regulations, or the discovery of presently unknown environmental conditions may require expenditures that could have a material adverse effect on our business, results of operations and financial condition.

We face risks associated with our anticipated international business.

We expect to establish, and to expand over time, international commercial operations and activities. Such international business operations will be subject to a variety of risks associated with conducting business internationally, including the following:

•	changes in or interpretations of foreign regulations that may adversely affect our ability to sell our products, perform services or repatriate profits to the United States;

•	the imposition of tariffs;

•	economic or political instability in foreign countries;

•	imposition of limitations on or increase of withholding and other taxes on remittances and other payments by foreign subsidiaries or joint ventures;

•	conducting business in places where business practices and customs are unfamiliar and unknown;

•	the imposition of restrictive trade policies;

•	the existence of inconsistent laws or regulations;

•	the imposition or increase of investment requirements and other restrictions or requirements by foreign governments;

•	uncertainties relating to foreign laws and legal proceedings;

•	fluctuations in foreign currency and exchange rates; and

•	compliance with a variety of U.S. laws, including the Foreign Corrupt Practices Act.

We do not know the impact that these regulatory, geopolitical and other factors may have on our international business in the future.

Anti-takeover defenses that we have in place could prevent or frustrate attempts by stockholders to change the direction or management of the Company.

Provisions of our certificate of incorporation and bylaws and applicable provisions of Delaware law may make it more difficult for or prevent a third-party from acquiring control of us without the approval of our Board of Directors. These provisions:

•	set limitations on the removal of directors;

•	limit who may call a special meeting of stockholders;

•	establish advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted upon at stockholder meetings;

•	prohibit stockholder action by written consent, thereby requiring all stockholder actions to be taken at a meeting of our stockholders; and

•	provide our Board of Directors the ability to designate the terms of and issue new series of preferred stock without stockholder approval.

These provisions may have the effect of entrenching our management team and may deprive stockholders of the opportunity to sell their shares to potential acquirers at a premium over prevailing prices. This potential inability to obtain a control premium could reduce the price of our common stock.

Our common stock could be subject to extreme volatility.

Our common stock is currently traded on the Nasdaq Capital Market. The trading volume of our common stock each day is relatively low. Because of this limited liquidity, stockholders may be unable to sell their shares. Moreover, this means that sales or purchases of relatively small blocks of our common stock can have a significant impact on the price at which our common stock is traded. The trading price of our common stock has, from time to time, fluctuated widely and may be subject to similar fluctuations in the future. The trading price of our common stock may be affected by a number of factors, including events described in the “Risk Factors” set forth in this prospectus, as well as our operating results, financial condition, public announcements by us, general conditions in the solar cell industry, and other events or factors. In recent years, broad stock market indices, in general, and smaller capitalization companies, in particular, have experienced substantial price fluctuations. In a volatile market, we may experience wide fluctuations in the market price of our common stock. These fluctuations may have a negative effect on the market price of our common stock.

Our stockholders may be diluted, and the prices of our securities may decrease, by the exercise of outstanding warrants or by future issuances of securities.

We may issue additional common stock, preferred stock, restricted stock units, or securities convertible into or exchangeable for our common stock. Furthermore, substantially all shares of common stock for which our outstanding stock options or warrants are exercisable are, once they have been purchased, eligible for immediate sale in the public market. The issuance of additional common stock, preferred stock, restricted stock units, or securities convertible into or exchangeable for our common stock or the exercise of stock options or warrants would dilute existing investors and could adversely affect the price of our securities.

We may have difficulty attracting and retaining key employees required to implement our commercialization strategy.

In light of our current cash position, we have implemented a significant reduction in our workforce and terminated all non-essential employees. Until such time as we have adequate financial resources, we may lose key technical and administrative employees who seek other opportunities. If our current employees seek other opportunities, we may not have the adequate resources to timely complete key objectives such as securing a strategic partnership. Additionally, in order to implement our commercialization strategy we will need to attract certain technical and manufacturing employees. In the long term, if we are unable to attract the technical and manufacturing personnel required to manufacture our CIGS modules, we may be unable to timely commercialize our technology.

SELLING STOCKHOLDERS

This prospectus relates to the resale from time to time of up to 5,790,746 shares of our common stock by the selling stockholders. As noted in “Description of Transactions” on page 14, these shares may be issued upon conversion of outstanding convertible notes, or may be issued upon exercise of outstanding warrants issued to the holders of convertible notes.

The following table, based upon information currently known by us, sets forth as of December 23, 2010: (i) the number of shares held of record or beneficially by each selling stockholder as of such date (as determined below) and (ii) the number of shares that may be offered under this prospectus by such selling stockholder. Beneficial ownership includes shares of common stock plus any securities held by the holder exercisable for or convertible into shares of common stock within sixty (60) days after December 23, 2010, in accordance with Rule 13d-3(d)(1) under the Exchange Act. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the selling stockholder named below.

Except as set forth herein, the selling stockholders have not held any position or office, or have otherwise had a material relationship, with us or any of our subsidiaries within the past three years other than (i) in its capacity as lender as described in “Description of Transactions” on page 14, and (ii) as a result of the ownership of our shares or other securities. Unless otherwise indicated below, to our knowledge, the selling stockholder named in the table have sole voting and investment power with respect to its shares of common stock.

The selling stockholders are not broker-dealers, nor are any of the selling stockholders affiliated with a broker-dealer. The selling stockholders acquired their respective shares in the ordinary course of such selling stockholder’s business and, at the time of the acquisition of the securities to be resold pursuant to this prospectus, such selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute them.

Name of Selling Stockholder	Common Stock Beneficially Owned Prior to the Offering	Common Stock Offered Pursuant to this Prospectus		Common Stock Owned Upon Completion of this Offering (1)		Percentage of Common Stock Owned Upon Completion of this Offering
TD Waterhouse RRSP Account 230832S, in trust for Peter Alan Lacey (2)	6,837,780	1,450,000	(3)	5,387,780	(4)	33%
Michael Moretti	1,688,893	1,666,670	(5)	22,223		<1%
Tejas Securities Group, Inc. 401k Plan and Trust, FBO John J. Gorman	1,555,556	1,555,556	(6)	0		0
William Steckel (7)	48,076	44,445	(8)	3,631		<1%
Robert Weiss (9)	168,692	111,112	(10)	57,580		<1%
Dynamic Worldwide Solar Energy, LLC	962,963	962,963	(11)	0		0

TOTAL	11,261,960	5,790,746		5,471,214

(1)	We do not know when or in what amounts the selling stockholders may offer shares for sale. The selling stockholders may not sell any or all of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by a selling stockholder after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by any selling stockholder.
(2)	Mr. Lacey is Chairman of the Board of Directors of the Company.
(3)	Includes 1,450,000 shares issuable upon conversion of outstanding notes.
(4)	Includes 1,966,668 shares issuable upon conversion of outstanding notes and 3,416,668 shares issuable upon exercise of outstanding warrants.

(5)	Includes 833,335, shares issuable upon conversion of outstanding notes and 833,335 shares issuable upon exercise of outstanding warrants.
(6)	Includes 777,778 shares issuable upon conversion of outstanding notes and 777,778 shares issuable upon exercise of outstanding warrants.
(7)	Mr. Steckel is a member of the Board of Directors of the Company and was formerly our Chief Executive Officer and Chief Financial Officer.
(8)	Includes 33,333 shares issuable upon conversion of outstanding notes and 11,112 shares issuable upon exercise of outstanding warrants.
(9)	Mr. Weiss is our Chief Technology Officer.
(10)	Includes 55,556 shares issuable upon conversion of outstanding notes and 55,556 shares issuable upon exercise of outstanding warrants.

(11)	Includes 722,222 shares issuable upon conversion of outstanding notes and 240,741 shares issuable upon exercise of outstanding warrants.

PLAN OF DISTRIBUTION

The selling stockholders, and any of their respective pledgees, donees, transferees or other successors in interest, may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	one or more underwritten offerings on a firm commitment or best efforts basis;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell their respective shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by a selling stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, which commissions or discounts may be less than or in excess of those customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling stockholder. A selling stockholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

A selling stockholder may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act supplementing or amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

A selling stockholder also may transfer the shares of common stock in other circumstances, in which case the donees, transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of supplementing or amending the list of selling stockholders to include the donee, pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

Under the securities laws of some states, the shares of our common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of our common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

A selling stockholder and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Each of the selling stockholders has advised us that it has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of its shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus.

A selling stockholder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of our common stock by the selling stockholder and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of our common stock to engage in market-making activities with respect to the shares of our common stock. All of the foregoing may affect the marketability of the shares of our common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of our common stock.

There can be no assurance that any selling stockholder will sell any or all of the shares of our common stock registered pursuant to the registration statement, of which this prospectus forms a part.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares by the selling stockholders. The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our accountants.

DESCRIPTION OF TRANSACTIONS

Private Placements of Notes and Warrants

As noted in our filings with the Securities and Exchange Commission, we have entered into a series of convertible notes in order to fund our continuing operations. These notes are currently convertible into 5,838,892 shares of our common stock. All of these notes are due in full on January 22, 2011. In addition, we have issued warrants to purchase 5,335,190 shares of common stock to the holders of these convertible notes. These warrants are exercisable for shares of common stock. The exercise price of all of the outstanding warrants is $1.25 per share, except for a warrant to purchase 2,692,594 shares with an exercise price of $1.70 per share.

Mr. Lacey, the beneficiary of the TD Waterhouse RRSP Account 2302825, is Chairman of our Board of Directors. TD Waterhouse RRSP Account 2302825 holds notes with an aggregate principal amount of $3,075,000 that are convertible into 3,416,668 shares. This account also holds warrants to purchase an additional 3,416,668 shares. Mr. Steckel, another selling stockholder, is a member of our Board of Directors, and our former Chief Executive Officer and Chief Financial Officer and holds a note currently convertible into 33,333 shares and also holds a warrant exercisable for 11,112 shares. Mr. Weiss, another selling stockholder, is our Chief Technology Officer, and holds a note convertible into 55,556 shares and also holds warrants to purchase an additional 55,556 shares. Each of these persons has loaned the Company money and received a convertible note and warrants in consideration of such loan.

Agreement with Dynamic Worldwide Solar Energy, LLC

        On April 29, 2010, the Company entered into an Omnibus Agreement with Dynamic Worldwide Solar Energy, LLC (“Dynamic”) in which Dynamic provided a bridge loan of $650,000. Dynamic is an unrelated third party whose principal business is to invest in alternative energy projects and businesses related thereto. The transactions described herein are the only business relationships between Dynamic and the Company in the last three year period. In addition to the bridge loan facility, the Omnibus Agreement included an equipment loan commitment whereby Bighorn Capital, Inc., an affiliate of Dynamic, agreed to use its best efforts to secure an equipment loan for the Company which would allow the Company to take possession of the production equipment required for its initial production line and working capital. The final component of the Omnibus Agreement called for the contribution by Dynamic of the contracts for a solar generation power project to DayStar in exchange for shares of DayStar’s common stock. Dynamic did not offer to assign such contract within the time period required by the Omnibus Agreement. In addition, the Company and Bighorn Capital, Inc. never consummated the equipment loan commitment. In connection with the $650,000 bridge loan, the Company issued warrants to Dynamic to purchase 240,741 shares of the Company’s common stock, at an exercise price of $6.30 per share. DayStar and Dynamic entered into an amendment of the terms of the notes and warrants in September 2010. Pursuant to that amendment, the maturity of the note was extended to January 22, 2011 and the exercise price of the warrants was reset to $1.25 per share.

LEGAL MATTERS

The validity of the rights and the common stock issued and issuable upon conversion of the notes or exercise of the warrants, as applicable, will be passed upon for us by Greenberg Traurig, LLP, Boston, Massachusetts.

EXPERTS

The financial statements of DayStar Technologies, Inc. for the years ended December 31, 2009 and 2008, included in our Annual Report on Form 10-K for the year ended December 31, 2009 have been audited by Hein & Associates LLP, independent registered public accounting firm, as set forth in their reports with respect thereto which are incorporated by reference in this prospectus and elsewhere in the registration statement. Such financial statements are incorporated by reference herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934. Accordingly, we file reports, proxy statements, and other information with the SEC. You may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 upon payment of the prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy, and information statements and other materials that are filed through the SEC’s Electronic Data Gathering, Analysis, and Retrieval, or EDGAR, system. You can access this web site at http://www.sec.gov.

We have filed a registration statement on Form S-3 with the SEC with respect to the resale of shares of our common stock. This prospectus is a part of the registration statement, but does not contain all of the information included in the registration statement. You may wish to inspect the registration statement and the exhibits to that registration statement for further information with respect to our company and the securities offered in this prospectus. Copies of the registration statement and the exhibits to such registration statement are on file at the offices of the SEC and may be obtained upon payment of the prescribed fee or may be examined without charge at the public reference facilities or website of the SEC described above. Statements contained in this prospectus concerning the provisions of documents are necessarily summaries of the material provisions of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC.

In addition, we make available, without charge, through our website, www.daystartech.com, electronic copies of our filings with the SEC, including copies of annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to these filings, if any. Information on our website should not be considered a part of this prospectus, and we do not intend to incorporate into this prospectus any information contained in the website.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate” into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. Any information that we incorporate by reference is considered part of this prospectus. The documents and reports that we list below are incorporated by reference into this prospectus. In addition, all documents and reports which we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus are incorporated by reference in this prospectus as of the respective filing dates of these documents and reports. Statements contained in documents that we file with the SEC and that are incorporated by reference in this prospectus will automatically update and supersede information contained in this prospectus, including information in previously filed documents or reports that have been incorporated by reference in this prospectus, to the extent the new information differs from or is inconsistent with the old information.

We incorporate by reference into this prospectus the documents listed below.

•	Our Annual Report on Form 10-K for the year ended December 31, 2009;

•	Our Quarterly Report on Form 10-Q for the period ended March 31, 2010;

•	Our Quarterly Report on Form 10-Q for the period ended June 30, 2010;

•	Our Quarterly Report on Form 10-Q for the period ended September 30, 2010;

•

Our Current Reports on Form 8-K filed on April 16, 2010, April 29, 2010, May 5, 2010, May 27, 2010, July 21, 2010, July 28, 2010, September 28, 2010, October 12, 2010, October 13, 2010, October 22, 2010, November 15, 2010 November 18, 2010, and December 16, 2010.

•	All of our filings pursuant to the Exchange Act after the date of filing the initial registration statement and prior to the effectiveness of the registration statement; and

•

The description of our common stock contained in our Registration Statement on Form 8-A filed on February 5, 2004, including any amendments or reports filed for the purpose of updating that description.

Pursuant to Rule 412 under the Securities Act, any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports, are available free of charge on our website (www.daystartech.com) as soon as reasonably practicable after they are filed with, or furnished to, the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus. You may also obtain a copy of these filings and any other document incorporated by reference at no cost by writing or telephoning us at the following address:

Magnus Ryde
Chief Executive Officer
DayStar Technologies, Inc.
1010 South Milpitas Boulevard
Milpitas, CA 95035
408-582-7100

Except for the documents incorporated by reference as noted above, we do not intend to incorporate into this prospectus any of the information included on our website.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide information different from that contained or incorporated by reference in this prospectus. Neither the delivery of this prospectus nor the sale of common stock means that information contained or incorporated by reference in this prospectus is correct after the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. This prospectus is not an offer to sell or a solicitation of an offer to buy these shares of common stock in any jurisdictions in which the offer or solicitation is unlawful.

5,790,746 Shares of Common Stock

PROSPECTUS

January 25, 2011